Exhibit 99.1

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports 26% Third Quarter 2009 Revenue Growth

Revenue of $13.3 Million; Recurring Revenue Grows 45%;

Gross Margin Increases to 68% of Revenue;

Operating Expenses Decline 18% from Prior Year

St. Louis, MO, November 5, 2009 —Stereotaxis, Inc. (NASDAQ: STXS) today reported strong revenue growth, a significant increase in the gross margin, lower operating expenses and a significant reduction in the net loss for both the quarter and the nine month period ended September 30, 2009. Revenue for the recent third quarter totaled $13.3 million, an increase of 26% over $10.6 million for the 2008 third quarter. During the quarter, the Company recognized revenue on six Niobe® Magnetic Navigation Systems and seven Odyssey™ systems totaling $8.7 million. Disposables, services and accessories revenue reached a record $4.6 million, a 45% increase from the third quarter of 2008. Gross profit margin was 68% compared with 65% in the third quarter of 2008. Operating expenses declined 18% from the third quarter last year to $13.2 million.

For the first nine months of 2009, revenue grew 31% to $37.1 million compared with $28.2 million in the first nine months of 2008. Recurring revenue grew 56% from $8.6 million to $13.4 million and gross margin increased 37% to $24.7 million, or 67% of sales. Operating expenses decreased 19%, resulting in a 48% reduction in the operating loss to $18.0 million for the first nine months of 2009 compared with a $34.6 million operating loss in the same period in 2008.

Michael P. Kaminski, President and Chief Executive Officer, said, “The third quarter financial results reflect a solid improvement in our Company’s march to breakeven.  We remain focused on driving revenue growth and strong margins while controlling operating expenses, resulting in a significant reduction in our cash burn to $3.5 million.  We are particularly excited about the introduction of the Odyssey platform for non-magnetic labs as seen by the first multiple system order for non-magnetic labs in September.  There is tremendous interest in the Odyssey and Cinema platform driven by increased market awareness and recognition of the system value.  By consolidating many diverse sources of diagnostic and other information into a single manageable format, Odyssey offers improved procedure efficiency, enhanced archiving and a unique opportunity to network labs and sites together for educational and consulting purposes, creating a platform for improved quality of care.  We have experienced significant market interest in this platform and anticipate it becoming a third leg to our revenue growth in 2010.”

“We are pleased with the third quarter recurring revenue of $4.6 million and the 45% growth over prior year but recognize that the challenge of driving clinical adoption is a process focused on moving the market to a new standard of care.  We will continue to shift more resources into this important initiative to maximize our adoption at existing sites and to support the growth of the installed base.”

“During the quarter, we generated $6.3 million of new capital orders, up from $5.0 million in the second quarter.  We are encouraged by the increase in new orders, which along with our backlog, positions us well for continued growth. Lastly, with the infusion of $28 million in net proceeds from our recent capital raise and our incremental improvement in cash burn, we believe the Company is positioned well to execute its growth plan and strategy in 2010 and beyond,” Mr. Kaminski concluded.

Third Quarter 2009 Financial Performance

Gross margin for the quarter was $9.0 million, or 68% of revenue, compared with $6.9 million, or 65% of revenue, in the third quarter of 2008. Third quarter operating expenses decreased 18% to $13.2 million from $16.1 million in the third quarter of 2008.

The operating loss in the third quarter decreased significantly to $(4.2) million compared with $(9.2) million in the prior year. The Company reported a net loss for the third quarter of 2009 of $(5.8) million, or $(0.14) per share. This compares with a net loss for the third quarter of 2008 of $(10.1) million, or $(0.28) per share. The weighted average shares for the recent third quarter totaled 42.0 million compared with 36.6 million in the third quarter of last year. The increase was due in large part to the issuance of 4.4 million shares as part of two concurrent private placements of stock completed in December 2008.

Cash used in operations was $3.5 million for the third quarter of 2009 compared with $5.5 million in the third quarter of 2008. Cash and equivalents at September 30, 2009 totaled $12.0 million, compared with $30.4 million at December 31, 2008. Total debt was $30.8 million, including $16.2 million drawn against the Company’s $25 million line of credit. As previously disclosed, in October 2009 the Company received a commitment to expand its line of credit from $25 million to $30 million and to extend the maturity date from March 31, 2010 to March 31, 2011.

On October 15, 2009, the Company completed a public stock offering, issuing a total of 7,475,000 shares of common stock, including the exercise of the underwriter’s over-allotment. The transaction was priced at $4.00 per share, representing gross proceeds of $29.9 million. Net of transaction costs, Stereotaxis received approximately $28 million in cash. This transaction will be reflected in the fourth quarter and year-end financial statements.

2009 Financial Guidance

The Company reiterates its outlook for 2009 as follows:

•	Total revenue for 2009 is expected to exceed 2008 revenue.
•	Gross margins above 65%.
•	Operating expenses are now expected to be below $60 million for the full year 2009.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Time today to discuss its financial results for the third quarter. To access the conference call, please dial (877) 941-8631. International participants can call (480) 629-9822. An audio replay of the call will be available for seven days following the call at (800) 406-7325 for U.S. callers or (303) 590-3030 for those calling outside the U.S.  The password required to access the replay is 4171622#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=63211

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis system is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe, Canada and elsewhere.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, the effect of global credit and economic conditions on the ability and willingness of customers to purchase our systems, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue
System	$8,671,302	$7,365,480	$23,694,613	$19,641,188
Disposables, service and accessories	4,619,391	3,186,169	13,373,484	8,597,503
Total revenue	13,290,693	10,551,649	37,068,097	28,238,691

Cost of revenue
System	3,474,492	3,098,477	9,250,005	8,822,745
Disposables, service and accessories	811,089	543,071	3,162,142	1,427,501
Total cost of revenue	4,285,581	3,641,548	12,412,147	10,250,246

Gross margin	9,005,112	6,910,101	24,655,950	17,988,445

Operating expenses:
Research and development	3,302,008	4,380,466	10,247,877	13,861,339
Sales and marketing	6,290,814	7,012,264	21,424,796	23,297,003
General and administration	3,654,207	4,719,779	11,006,981	15,458,115
Total operating expenses	13,247,029	16,112,509	42,679,654	52,616,457
Operating loss	(4,241,917)	(9,202,408)	(18,023,704)	(34,628,012)
Other income/(expense)	(489,139)	–	66,507	-
Interest income	2,721	33,711	34,069	165,665
Interest expense	(1,085,408)	(904,428)	(2,860,479)	(1,931,606)
Net loss	$(5,813,743)	$(10,073,125)	$(20,783,607)	$(36,393,953)

Net loss per common share:
Basic and diluted	$(0.14)	$(0.28)	$(0.50)	$(1.00)

Weighted average shares used in computing net loss per common share:
Basic and diluted	41,985,315	36,612,877	41,648,104	36,541,593

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$12,012,659	$30,355,657
Accounts receivable, net of allowance of $265,208 and $328,307 in 2009 and 2008, respectively	11,547,727	9,739,008
Current portion of long-term receivables	340,333	197,351
Inventories	6,979,759	8,086,956
Prepaid expenses and other current assets	3,149,122	2,966,510
Total current assets	34,029,600	51,345,482
Property and equipment, net	5,106,215	6,420,600
Intangible assets	1,177,778	1,277,778
Long-term Receivables	142,723	298,123
Other assets	27,162	98,382
Total assets	$40,483,478	$59,440,365

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$8,734,824	$3,901,491
Accounts payable	4,084,037	4,561,928
Accrued liabilities	7,962,313	9,873,818
Deferred contract revenue	6,895,840	9,676,339
Warrants	4,988,084	-
Total current liabilities	32,665,098	28,013,576

Long term debt, less current maturities	22,057,304	25,271,547
Long term deferred contract revenue	1,014,592	1,225,656
Other liabilities	12,963	158,905

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2009 and 2008; none outstanding at 2009 and 2008	–	–
Common stock, par value $0.001; 100,000,000 shares authorized at 2009 and 2008; 42,783,451 and 42,049,792 issued at 2009 and 2008, respectively	42,783	42,050
Additional paid-in capital	301,638,671	300,892,957
Treasury stock, 40,151 shares at 2009 and 2008	(205,999)	(205,999)
Accumulated deficit	(316,741,934)	(295,958,327)
Total stockholders' equity	(15,266,479)	4,770,681
Total liabilities and stockholders' equity	$40,483,478	$59,440,365